Exhibit 10.19

English Translation of the Chinese Original

Technology Development and Software License Framework Agreement

This technology development and software license framework agreement (this “Agreement”) is entered into on December 24, 2013 in Shenzhen, Guangdong of People’s Republic of China (“PRC”, for the purpose of this Agreement, does not include the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan) by and between:

(1)                       Xunlei Computer (Shenzhen) Co., Ltd. (the “Party A”), a company established and validly existing under the laws of the PRC with its registered address at Room 801, 8th floor, Building 11, Shenzhen Software Park, Ke Ji Zhong Er Road, Nanshan District, Shenzhen; and

(2)                       Shenzhen Xunlei Networking Technologies Co., Ltd. (the “Party B”), a limited liability company established and validly existing under laws of the PRC, with registered address located at 7th and 8th Floor, Building 11, Shenzhen Software Park, Ke Ji Zhong Er Road, Nanshan District, Shenzhen, Guangdong, PRC.

(In this Agreement, each Party A and Party B, a “Party” and collectively, the “Parties”)

WHEREAS:

1.                            Party A is a wholly foreign owned enterprise established under the laws of the PRC, possessing the resource and qualification for technology development and software license service.

2.                            Party B is a domestic owned limited liability company established and registered in the PRC. It needs technology development and software license services provided by a professional technology company during its operation.

3.                            The Parties have entered into each of the agreements as set forth in Schedule 1 to this Agreement with regard to technology development and software license. To further enhance the cooperation of the Parties in this respect, the Parties propose to enter into this Agreement to set down the principles of agreement on the relevant matters.

Therefore, the Parties agree:

1.                            Technology development

1.1.                  As requested by Party B, Party A will research and develop the relevant technologies in accordance with Party B’s business needs. Party B shall actively cooperate with Party A to facilitate the aforesaid work.

1.2.                  Party A shall complete the research and development on the relevant technologies within the period as agreed and the work product shall meet the standard as provided by Party B.

1.3.                  The technology achievements developed by Party A, including the intellectual properties such as patent and copyright shall be owned by Party A. Without the prior written consent of Party A, Party B is not entitled to apply for or by any means license the patent or copyright etc. to a third party.

1.4.                  During the valid term of this Agreement, with respect to each specific technology development project, the Parties will separately enter into a Technology Development (Services) Agreement to stipulate provisions including the specific project requirement, development progress, provision of the data, budget and compensation for the development project, events of default, etc. The execution and provisions of such Technology Development (Services) Agreement will be subject to the provisions of this Agreement.

1.5.                  The Parties hereby confirm that each of the Technology Development (Services) Agreement as set forth in the Schedule 1 to this Agreement was executed for the purpose of the performance of this Agreement and is in accordance with the purpose of this Agreement and subject to the provisions of this Agreement.

2.                            Software License

2.1.                  As requested by Party B, Party A will license to Party B a non-exclusive and limited right to use specified software.

2.2.                  Party A guarantees the legality of the software to be licensed and that the software does not infringe on the copyright or business secrets of any third party.

2.3.                  Party B will reasonably use the licensed software and strictly abide by the agreed scope of license, mode of use and time of use.

2.4.                 Within the valid term of this Agreement, with respect to the license of each specific software, the Parties will separately enter into a Software License Agreement to stipulate provisions, including specific scope of license, mode of use, term of license, fees of use, rights and obligations and events of default, etc.. The execution and provisions of the Software License Agreement will be subject to the provisions of this Agreement.

2.5.                  The Parties hereby confirm, each of the Software License Agreement as set forth in the Schedule 1 to this Agreement was executed for the purpose of the performance of this Agreement and is in accordance with the purpose of this Agreement and subject to the provisions of this Agreement.

3.                            Term of Validity

This Agreement becomes effective upon the execution by the Parties. Unless the Parties terminate this Agreement in writing before its expiration, the term of validity of this Agreement is two years.

4.                            Representations and Warranties

The Parties hereby represents and warrants to each other the followings:

(1)             The Party is duly established under the laws of its place of incorporation and is validly existing.

(2)             The Party has the legal right, power and authorization to execute this Agreement and fully perform its obligations under this agreement. The Party has executed and delivered this Agreement. Upon the execution by the other Party, this Agreement constitutes effective and binding obligations on the Party and is enforceable against that Party according to the provisions thereunder.

(3)             The Party does not have to file or give notice to any government authority or any other person regarding the execution, delivery and performance of this Agreement, and the Party does not need to obtain any license, permit, consent, authorization, qualification, order or any other approval from any government authority or any other person.

(4)             The execution and delivery of this Agreement, the completion of the transactions contemplated under this Agreement and the performance and compliance of the terms and conditions of this Agreement by the Party (i) do not violate any law or regulation, or any judicial or administrative order, verdict, ruling or decree which shall be complied by or binding on this Party, and (ii) do not result in any violation or non-performance of any agreement, contract, document or commitment which the Party is a party to or is bound by.

5.                            Events of default

5.1.                 In the event of breaches of any provision under this Agreement by any Party,

the Party shall compensate the ensuing loss suffered by the other Party , including but not limited to the legal fees, traveling expenses and other expenses paid by the non-breaching party for the transactions contemplated under this Agreement.

6.                            Governing Law and Dispute Resolution

6.1.                  The conclusion, validity, construction, execution and dispute resolution of this Agreement are protected by the PRC laws and are governed by the PRC laws.

6.2.                  Any dispute, argument or claim arising from the performance, construction, breach, termination or validity of or in connection with this Agreement shall first be resolved by both Parties through friendly negotiations and, if the dispute fails to be resolved in fifteen (15) days from the start date of the negotiation, it shall be submitted for arbitration notice given by one party to another.

The parties agree to submit the dispute to Shenzhen Court of International Arbitration (the “Arbitration Committee”) for arbitration according to its then effective rules (the “Arbitration Rules”) in Shenzhen. The arbitration shall be conducted in Chinese. The tribunal will comprise three (3) arbitrators, where each party in dispute is entitled to appoint one (1) arbitrator with the third arbitrator appointed by the first two arbitrators. If the first two arbitrators cannot reach an agreement with respect to the appointment of the third arbitrator, the Arbitration Committee will decide the chief arbitrator according to the Arbitration Rules.

The arbitral award is final and binding upon the Parties. The prevailing party may apply to the court having jurisdiction for the enforcement of the arbitration award and the losing party will bear the relevant cost and expenses.

7.                            Confidentiality

Each party understands and confirms that any oral or written information obtained or exchanged by or between the Parties and their respective related parties is confidential and exclusive information (the “Confidential Information”). Each Party shall and shall procure its representatives (including but not limited to senior management, directors, employees, shareholders, agents or related parties) to keep confidential any Confidential Information obtained through participation in the transactions contemplated by this Agreement and shall not disclose such Confidential Information to any third party without the prior written consent of the information provider, save for the following exceptions: (i) the information is public available or has been made public available (the publication was not caused by public disclosure by the information receiver without due authorization); or (ii) the applicable laws or regulations require the disclosure of such information (in which case, the party having the obligation of disclosure shall, within a reasonable period before the disclosure, consult with the other party with respect to the disclosure and seek possible confidential treatment for the confidential information to be disclosed based on the request by the other party).

8.                            Miscellaneous

8.1.                  In light of the provisions under this Agreement and subject to the conditions of this Agreement, the Parties agree to reasonably take action or procure to take action, make or procure to make, the execution of further documents, and assist and cooperate with the other party to complete requisite, appropriate or advisable matters under the applicable laws, and to make the transactions contemplated under this Agreement and other documents to be completed and effected in the most speedy way by other means. In addtion, the Parties agree to  cause the rights and obligations to be performed to the satisfaction of any reasonable request of the Parties in accordance with this Agreement and any other related documents.

8.2.                  Any failure or delay to exercise any of its rights under this Agreement by either Party will not be deemed as its waiver of such right. A single or partial exercise of any right by either Party shall not exclude its future exercise of this right.

8.3.                  Unless otherwise provided in this Agreement, none of the Parties shall assign this Agreement or the entire or partial of its rights and obligations under this Agreement without prior written consent by the other party.

8.4.                  Any of the provisions under this Agreement can only be amended or modified with the written consent by both Parties.

8.5.                  This Agreement is in Chinese in duplicate, with each Party holding one copy with the same legal effect.

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Xunlei Computer (Shenzhen) Co., Ltd.

(Seal)

By:	/s/ Seal of Xunlei Computer (Shenzhen) Co., Ltd.
Title: Legal representative

Shenzhen Xunlei Networking Technologies Co., Ltd.

(Seal)

By:	/s/ Seal of Shenzhen Xunlei Networking Technologies Co., Ltd.
Title: Legal representative

[Signature page to the Technology Development and Software License Framework Agreement]

Schedule 1 List of Agreements

1.              A Technology Development (Services) Agreement with respect to mobile application distribution platform entered into in April 2013 by Shenzhen Xunlei Networking Technologies Co., Ltd. and Xunlei Computer (Shenzhen) Co., Ltd. (No. XL-ZH-(2013)146);

2.                  A Technology Development (Services) Agreement with respect to cross-device content sharing platform entered into in April 2013 by Shenzhen Xunlei Networking Technologies Co., Ltd. and Xunlei Computer (Shenzhen) Co., Ltd. (No. XL-ZH-(2013)147);

3.                 A Technology Development (Services) Agreement with respect to mobile Xunlei high-speed download engine and referral system entered into in April 2013 by Shenzhen Xunlei Networking Technologies Co., Ltd. and Xunlei Computer (Shenzhen) Co., Ltd. (No. XL-ZH-(2013)150);

4.                  A Mobile Xunlei Software License Agreement entered into in January 1, 2013 by Shenzhen Xunlei Networking Technologies Co., Ltd. and Xunlei Computer (Shenzhen) Co., Ltd. (No. XL-ZH-(2013)148);